Exhibit 3.1

CERTIFICATE OF OWNERSHIP AND MERGER

MERGING

SN MERGER CORP.

INTO

AVICI SYSTEMS INC.

Avici Systems Inc. (the “Corporation”), a corporation incorporated on November 12, 1996, pursuant to the provisions of the General Corporation Law of the State of Delaware, does hereby certify as follows:

FIRST: That the Corporation is organized and existing under the General Corporation Law of the State of Delaware.

SECOND: That the Corporation owns all of the outstanding shares of the stock of SN Merger Corp., a Delaware corporation (the “Subsidiary”).

THIRD: That the Board of Directors of the Corporation, by the resolutions attached hereto as Exhibit A, duly adopted on February 5, 2008, determined to merge the Subsidiary with and into the Corporation pursuant to Section 253 of the DGCL.

FOURTH: The name of the surviving corporation in the merger herein certified is Avici Systems Inc., which will continue its existence as said surviving corporation under the name Soapstone Networks Inc. upon the effective date of said merger.

FIFTH: This Certificate of Ownership and Merger shall be effective on March 19, 2008.

SIXTH: Anything herein or elsewhere to the contrary notwithstanding, this merger may be amended or terminated and abandoned by the Board of Directors of the Corporation at any time prior to the time that this merger filed with the Secretary of State becomes effective.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its duly authorized officer on this 14th day of March, 2008.

/s/  William J. Stuart

        William J. Stuart

        Chief Financial Officer, Senior Vice

        President of Finance, Secretary and

        Treasurer

Exhibit A

Resolutions

RESOLVED:	That it is advisable and in the best interests of Avici Systems Inc. (the “Corporation”) to change the name of the Corporation from Avici Systems Inc. to Soapstone Networks Inc. (the “Name Change”), to reflect the Corporation’s transition away from the core router business and its focus on the Soapstone Networks product initiative going forward; that the Corporation effect the Name Change pursuant to the provisions of §253 of the Delaware General Corporation Laws (“DGCL”); and that the Name Change be, and hereby is, approved and authorized.

RESOLVED:	That, effective March 19, 2008 (the “Effective Date”), the Subsidiary be merged with and into the Corporation with the Corporation as the surviving Corporation (the “Merger”).

RESOLVED:	That upon the Effective Date of the Merger, all of the estate, property, rights, privileges, powers, and franchises of the Subsidiary be vested in and held and enjoyed by the Corporation as fully and entirely without change or diminution as the same were before held and enjoyed by the Subsidiary in its name.

RESOLVED:	That upon the Effective Date of the Merger, the Corporation assume all of the obligations of the Subsidiary.

RESOLVED:	That upon the Effective Date of the Merger, the name of the Corporation shall be changed to Soapstone Networks Inc.

RESOLVED:	That the officers of the Corporation be, and each of them individually hereby is, authorized for and on behalf of the Corporation to prepare, execute and file with the Secretary of State of Delaware a Certificate of Ownership, in the form prescribed by §253 of the DGCL, and to take all other necessary and appropriate actions to effectuate the Merger.

RESOLVED:	That the Merger shall not effect the issued and outstanding shares of common stock, par value $0.0001 per share, of the Corporation, all of which shall remain issued and outstanding; and that the stockholders of the Corporation shall not be required to surrender their existing Avici Systems Inc. stock certificates for replacement certificates in Soapstone Networks Inc.